ECHO BAY ANNOUNCES PRICING OF UNITS OFFERING

Edmonton, Alberta - Thursday, May 9, 2002 - Echo Bay Mines Ltd. (AMEX and TSX:
ECO) announced today that it has priced a public offering of units (each unit consisting of one common share and one common share purchase warrant). Each warrant can be exercised on or before November 14, 2003 for one common share at an exercise price of US$0.90 per share. The company will sell 34,000,000 units at a price of US$0.70 (Cdn$1.098) per unit, and has granted the underwriters for the offering an over-allotment option to purchase an additional 5,100,000 units within the next 30 days. The underwriters for the offering are BMO Nesbitt Burns and National Bank Financial. The closing of the offering is expected to occur on May 17, 2002, and is subject to customary closing conditions.

     A preliminary short form prospectus with respect to the units to be offered in Canada has been filed with the applicable Canadian securities regulatory authorities. A shelf registration statement with respect to the securities to be offered in the United States has been declared effective by the U.S. Securities and Exchange Commission ("SEC"), and a preliminary prospectus supplement with respect to the proposed offering in the United States has also been filed with the SEC. The company expects to file a final short form prospectus with the applicable Canadian securities regulatory authorities and a final prospectus supplement with the SEC on Friday, May 10, 2002.

     Echo Bay plans to use the net proceeds of the offering to repay outstanding indebtedness under its revolving credit facility, to fund exploration activities and for general corporate purposes.

     Echo Bay mines gold in North America. The primary markets for its common shares are the American Stock Exchange and the Toronto Stock Exchange.

     This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein in any jurisdiction. The offering may be made in Canada only by means of a prospectus, a copy of which may be obtained from BMO Nesbitt Burns at 1 First Canadian Place, 4th Floor, P.O. Box 150, Toronto, Ontario M5X 1H3 or National Bank Financial at 130 King Street West, Suite 3200, P.O. Box 21, Toronto, Ontario M5X 1J9. The offering may be made in the United States only by means of a prospectus and related prospectus supplement, copies of which may be obtained from BMO Nesbitt Burns at 3 Times Square, 27th Floor, New York, New York 10036.

     This news release contains forward-looking statements about Echo Bay. These forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this news release are subject to various risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Echo Bay, that could cause actual results to differ materially from those expressed or implied or projected by the forward-looking statements.

     Contact: Lois-Ann L. Brodrick, Vice President and Secretary -
780-496-9704.